Exhibit 99.(r)

SUMMARY PROSPECTUS FOR NEW INVESTORS

May 1, 2026

Protective DualCare VUL An Individual Flexible Premium Variable and Fixed Life Insurance Policy	Issued by Protective Variable Life Separate Account and Protective Life Insurance Company 2801 Highway 280 South Birmingham, Alabama 35223Telephone: (800) 265-1545

This Summary Prospectus summarizes key features of Protective DualCare VUL, an individual flexible premium variable and fixed life insurance policy (the “Policy”) issued by Protective Life Insurance Company (the “Company”, “we”, “our” and “us”) with variable investment options offered under the Company’s Protective Variable Life Separate Account (the “Variable Account”).

Before you invest, you should review the prospectus for the Policy (the “Prospectus”), which contains more information about the Policy’s features, benefits, and risks. You can find this document and other information about the Policy online at www.protective.com/productprospectus. You can also obtain this information at no cost by calling (800) 265-1545 or by sending an email request to prospectus@protective.com.

You may cancel your Policy within 10 days of receiving it without paying fees or penalties. In some states, this Cancellation Period may be longer. Upon cancellation, we will refund the full amount you paid with your application or the total Policy Value plus any charges that were deducted less any outstanding loan and accrued loan interest. You should review the Prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

Additional general information about certain investment products, including variable life insurance, has been prepared by the U.S. Securities and Exchange Commission’s (“SEC”) staff and is available at Investor.gov.

Neither the SEC nor any state securities authority has approved or disapproved of these securities, nor have they determined if this Summary Prospectus is accurate or complete. Any representation otherwise is a criminal offense. This Summary Prospectus does not constitute an offering in any jurisdiction where such offering may not lawfully be made. Interests in the Variable Account, the Fixed Account and the Funds are not deposits, obligations of, or insured or guaranteed by, the U.S. Government, any bank or other depository institution including the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency or entity or person. We do not authorize any representations about this offering other than as contained in this Summary Prospectus or its supplements or in our authorized supplemental sales material.

PRO.DualCare.0526

TABLE OF CONTENTS

SPECIAL TERMS	3
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY	5
OVERVIEW OF THE PROTECTIVE DUALCARE VUL POLICY	7
STANDARD DEATH BENEFITS	8
OTHER BENEFITS AVAILABLE UNDER THE POLICY	10
BUYING THE POLICY	13
HOW YOUR POLICY CAN LAPSE	14
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY	15
FEE TABLE	16
APPENDIX: FUNDS AVAILABLE UNDER THE POLICY	21

SPECIAL TERMS

“We”, “us”, “our”, “Protective Life”, and “Company”  Refer to Protective Life Insurance Company. “You”, “your” and “Owner” refer to the person(s) who have been issued a Policy.

Attained Age The Insured’s age as of the nearest birthday on the Policy Effective Date, plus the number of complete Policy Years since the Policy Effective Date.

Beneficiary The person, persons or entity whom the Owner designates to receive the proceeds of the Policy upon the death of the Insured. The Owner may designate a primary Beneficiary or Beneficiaries, as well as a contingent Beneficiary or Beneficiaries to receive the proceeds if there is no primary Beneficiary(ies) living at the time of the Insured’s death. A Beneficiary may also be designated as irrevocable which may limit the Owner’s ability to alter that designation or make future Policy changes.

Cash Value Policy Value minus any applicable Surrender Charge.

Code (the “Code”) The Internal Revenue Code of 1986, as amended (the “Code”).

Death Benefit The amount of insurance provided under the Policy used to determine the Death Benefit Proceeds.

Death Benefit Proceeds The amount payable to the Beneficiary if the Insured dies while the Policy is in force. It is equal to the Death Benefit plus any Death Benefit under any rider or endorsement to the Policy less (1) any Policy Debt (2) any liens and (3) less any unpaid Monthly Deductions if the Insured dies during a grace period.

Due Proof of Death Receipt at our Home Office of a certified death certificate or judicial order from a court of competent jurisdiction or similar tribunal.

Evidence of Insurability Information about an Insured which is used to approve or reinstate this Policy or any additional benefit.

Face Amount A dollar amount selected by the Owner and shown in the Policy on the Policy Specifications Page or Supplemental Policy Specifications Page. The minimum Face Amount permitted under the Policy is $50,000 and the maximum is $500,000 (which may increase due to market performance).

Fixed Account Part of Protective Life’s General Account to or from which Policy Value may be transferred and into which Net Premiums may be allocated under a Policy.

Fixed Account Value The Policy Value in the Fixed Account.

Fund A separate investment portfolio of an open-end management investment company or unit investment trust in which a Sub-Account invests. Also referred to as an “Investment Option”.

General Account All of the Company’s assets other than those allocated to the Variable Account or any other separate account. The Company has complete ownership and control of the assets in the General Account.

Good Order  A Request or transaction generally is considered in “Good Order” if we receive it at our Home Office within the time limits, if any, we prescribe for a particular transaction or instruction, it includes all information necessary for us to execute the requested instruction or transaction, and is signed by the individual or individuals authorized to provide the instruction or engage in the transaction. A Request or transaction may be rejected or delayed if not in Good Order. Good Order generally means the actual receipt by us of the instructions relating to the requested transaction in writing (or, when permitted, by telephone or Internet as described above) along with all forms, information and supporting legal documentation we require to affect the instruction or transaction. This information and documentation generally includes, to the extent applicable: the completed application or instruction form; Evidence of Insurability; your Policy number; the transaction amount (in dollars or percentage terms); the names and allocations to and/or from the Funds affected by the requested transaction; the signatures of the Policy Owner (exactly as indicated on the Policy), if necessary; Social Security Number or Tax I.D.; and any other information or supporting documentation that we may require, including any consents. With respect to premium payments, Good Order also generally includes receipt by us of sufficient funds to affect the purchase. We may, in our sole discretion, determine whether any particular transaction Request is in Good Order, and we reserve the right to change or waive any Good Order requirement at any time. If you have questions, you should contact us or your financial professional before submitting the form or Request.

Home Office 2801 Highway 280 South, Birmingham, Alabama 35223. The mailing address for the Home Office is P.O. Box 292 Birmingham, AL 35201-0292. The Home Office is referred to as the “Administrative Office” in the Policy.

Initial Face Amount The Face Amount on the Policy Effective Date.

Insured The person whose life is covered by the Policy.

Issue Age The Insured’s age as of the nearest birthday on the Policy Effective Date.

Lapse Termination of the Policy at the expiration of the grace period while the Insured is still living.

Loan Account An account within Protective Life’s General Account to which Fixed Account Value and/or Variable Account Value plus interest credited on the portion of the Policy Value being used as collateral for the outstanding Policy loans is transferred as collateral for Policy loans.

Loan Account Value The Policy Value in the Loan Account.

Monthly Anniversary Day The same day in each month as the Policy Effective Date.

Monthly Deduction The fees and charges deducted monthly from the Fixed Account Value and/or Variable Account Value as described on the Policy Specifications Page of the Policy Schedule.

Net Amount at Risk The Net Amount at Risk as of any Monthly Anniversary Day is equal to: (a) the Death Benefit discounted at one plus the monthly guaranteed interest rate (the minimum interest rate that may be credited to Fixed Account Value) minus the Policy Value (prior to deducting the Cost of Insurance)..

Net Premium A premium payment minus the applicable premium expense charges.

Owner The person, or persons, or entity entitled to all rights in this Policy while the Insured is living including designation as a Beneficiary. These rights are subject to any assignment and to the rights of any irrevocable Beneficiary. The Owner may name a contingent Owner who will own this Policy if the Owner dies while this Policy is in force. If the Owner dies before the Insured, any contingent Owner named in the application, or subsequent endorsement, will become the new Owner. If no contingent Owner is named, the Owner’s estate becomes the new Owner. The Owner may change the Owner (including a contingent Owner) by Written Notice.

Policy Anniversary The same day and month in each Policy Year as the Policy Effective Date.

Policy Debt The sum of all outstanding Policy loans plus accrued interest.

Policy Effective Date The date shown in the Policy as of which coverage under the Policy begins.

Policy Value The sum of the Variable Account Value, the Fixed Account Value, and the Loan Account Value.

Policy Year Each period of twelve months commencing with the Policy Effective Date and each Policy Anniversary thereafter.

Request Any written, telephoned, electronic or computerized instruction in a form satisfactory to the Company and received at the Home or Administrative Office from the Owner or an assignee of record, as specified in a form acceptable to the Company and which may be required in writing, or the Beneficiary (as applicable) as required by any provision of the Policy or as required by the Company. In addition, subject to the Company’s administrative requirements as they may exist from time to time and to any requirements that may be imposed by the Funds or other investments, the Company reserves the right to require advance Written Notice from the Owner.

Settlement Option The proceeds of the policy are distributed over a period rather than paying them in a lump sum. If a Settlement Option is not selected, the Beneficiary may select a Settlement Option from among those available at that time, or may take the amount due immediately in a lump sum.

Sub-Account A separate division of the Variable Account established to invest in a particular Fund.

Sub-Account Value The sum of the values of the Sub-Accounts credited to the Owner as Policy Value.

Surrender Charge A charge deducted from the Policy Value if the Policy is surrendered, Lapses, or the Initial Face Amount is decreased during the applicable surrender charge period.

Surrender Value The Cash Value minus any outstanding Policy Debt and any liens for payments made under an accelerated death benefit rider or endorsement plus accrued interest.

Valuation Day Each day the New York Stock Exchange and the Home Office are open for business except for a day that a Sub-Account’s corresponding Fund does not value its shares.

Valuation Period The period commencing with the close of regular trading on the New York Stock Exchange on any Valuation Date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

Variable Account Protective Variable Life Separate Account, a separate investment account of Protective Life to and from which Policy Value may be transferred and into which Net Premiums may be allocated.

Variable Account Value The sum of all Sub-Account Values.

Written Notice A notice or Request submitted in writing in a form satisfactory to Protective Life and received at the Home Office via U.S. postal service or nationally recognized overnight delivery service.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY

FEES AND EXPENSES
Charges for Early Withdrawals

If you withdraw money from your Policy after the first year, a withdrawal charge equal to the lesser of 2% of the amount withdrawn or $25 will be deducted from the Policy Value. For example, if you were to withdraw $100,000 from your Policy, you would be assessed a withdrawal charge of $25.

If you surrender the Policy within the first 14 Policy Years, you will be subject to a surrender charge of up to 5.75% of your Initial Face Amount. For example, if you surrender your Policy in the first Policy Year and the Initial Face Amount was $100,000, you could pay a surrender charge of up to $5,750.

For additional information about charges for surrenders and early withdrawals, see “CHARGES AND DEDUCTIONS” in the Prospectus.

Transaction Charges

In addition to withdrawal and surrender charges, you may be subject to other transaction charges, including charges on each premium paid under the Policy, charges in connection with a decrease to your Policy’s Face Amount and transfer fees.

For additional information about transaction charges, see “CHARGES AND DEDUCTIONS” in the Prospectus.

Ongoing Fees and Expenses (annual charges)

In addition to surrender charges and transaction charges, you are also subject to certain ongoing fees and expenses under the Policy, including fees and expenses covering the cost of insurance (“COI”) under the Policy, administration, mortality and expense risk, loans and the cost of optional benefits available under the Policy. Such fees and expenses may be set based on characteristics of the Insured (e.g., age, sex, and rating classification). You should review the Policy specifications page of your Policy for rates applicable to your Policy.

You will also bear expenses associated with the Funds available under the Policy, as shown in the following table:

Annual Fee	Minimum	Maximum
Fund Options (Fund fees and expenses) (1)	0.09%	1.18%

(1)	As a percentage of Fund assets.

For additional information about ongoing fees and expenses, see “CHARGES AND DEDUCTIONS” in the Prospectus.

RISKS
Risk of Loss	You can lose money by investing in this Policy, including loss of principal. For additional information about the risk of loss, see “PRINCIPAL RISKS OF INVESTING IN THE POLICY” in the Prospectus.
Not a Short-Term Investment

The Policy is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The Policy is designed to provide benefits on a long-term basis. Although you are permitted to take withdrawals or surrender the Policy, surrender charges and federal and state income taxes may apply. Consequently, you should not use the Policy as a short-term investment or savings vehicle. Because of the long-term nature of the Policy, you should consider whether purchasing the Policy is consistent with the purpose for which it is being considered.

For additional information about the investment profile of the Policy, see “PRINCIPAL RISKS OF INVESTING IN THE POLICY,” “CHARGES AND DEDUCTIONS,” “USE OF THE POLICY” and “TAX CONSIDERATIONS--Taxation of Insurance Polices” in the Prospectus.

Risks Associated with Investment Options

An investment in the Policy is subject to the risk of poor investment performance and can vary depending on the performance of the investment options, or Funds, available under the Policy. Each investment option (including the Fixed Account investment option) will have its own unique risks, and investors should review these investment options before making an investment decision.

For additional information about the risks associated with Investment Options, see “PRINCIPAL RISKS OF INVESTING IN THE POLICY,” “THE COMPANY AND THE FIXED ACCOUNT,” “THE VARIABLE ACCOUNT AND THE FUNDS” and “FUND APPENDIX: FUNDS AVAILABLE UNDER THE POLICY” in the Prospectus.

Insurance Company Risks

An investment in the Policy is subject to the risks related to Protective Life, including that any obligations (including under the Fixed Account investment options), guarantees, or benefits are subject to the claims-paying ability of the Company. More information about the Company, including its financial strength ratings, is available upon request by calling toll-free 1-800-265-1545.

For additional information about Company risks, see “PRINCIPAL RISKS OF INVESTING IN THE POLICY” and “THE COMPANY AND THE FIXED ACCOUNT” in the Prospectus.

Policy Lapse

Your Policy could terminate if the value of your Policy becomes too low to support the Policy’s monthly charges. Your Policy may also Lapse due to insufficient premium payments, poor investment performance, withdrawals, unpaid loans, or loan interest. There is a cost associated with reinstating a Lapsed Policy. Death Benefits will not be paid if the Policy has Lapsed.

For additional information about Policy Lapse, see “PRINCIPAL RISKS OF INVESTING IN THE POLICY,” “PREMIUMS,” “LOANS,” and “LAPSE AND REINSTATEMENT” in the Prospectus.

RESTRICTIONS
Investments

While you may transfer amounts in the Sub-Accounts (which invest in shares of a corresponding Fund) and the Fixed Account, certain restrictions and transfer fees apply with regard to the number and amount of such transfers. Transfers are also subject to the excessive trading and market timing polices described in the Prospectus.

We reserve the right to remove or substitute Funds as investment options.

For additional information about Investment Options, see “TRANSFERS” and “ADDITION, DELETION, OR SUBSTITUTION OF INVESTMENTS” in the Prospectus.

Optional Benefits

Optional benefits, including Policy loans, are subject to additional charges. Some optional benefits are available only at the time your Policy is issued and may not be available for all Owners or Insureds. The maximum loan amount we allow at any time may not exceed 99% of the Policy’s Cash Value reduced by any Policy Debt or any lien outstanding (including accrued interest) on the Valuation Day your loan request is received.

For additional information about the optional benefits, see “OTHER BENEFITS AVAILABLE UNDER THE POLICY” and “SUPPLEMENTAL RIDERS AND ENDORSEMENTS” in the Prospectus.

TAXES
Tax Implications

You should consult with a tax professional to determine the tax implications regarding the purchase, ownership, and use of a Policy. Withdrawals and surrenders may be subject to income tax and will be taxed at ordinary tax rates. In addition, withdrawals and surrenders may be subject to an additional tax depending on the circumstances.

For additional information about tax implications, see “TAX CONSIDERATIONS” in the Prospectus.

CONFLICTS OF INTEREST

Investment Professional Compensation

Some investment professionals have and may receive compensation for selling the Policy to investors, which may include commissions, revenue sharing, and compensation from affiliates and third parties. These investment professionals may have a financial incentive to offer or recommend the Policy over another investment.

For additional information about compensation, see “SALE OF THE POLICIES” in the Prospectus.

Exchanges

Some investment professionals may have a financial incentive to offer an investor a new policy in place of the one he or she already owns. You should only exchange your policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.

For additional information about exchanges, see “EXCHANGE PRIVILEGE” and “TAX CONSIDERATIONS--Section 1035 Exchanges” in the Prospectus.

OVERVIEW OF THE PROTECTIVE DUALCARE VUL POLICY

Q: What is the Policy, and what is it designed to do?

A: The Policy is an individual flexible premium variable and fixed life insurance policy the primary purpose of which is to provide a Death Benefit which is paid upon the death of the Insured person and help cover qualified long-term care expenses. The Owner of the Policy is the person, persons, or entity entitled to all rights in this Policy while the Insured (the person whose life is covered by the Policy) is living, including designation of a Beneficiary.

Your Policy is a “flexible premium” policy because you have considerable flexibility in determining when and how much premium you want to pay. Your Policy is “variable” because the Death Benefit and Policy Value vary according to the investment performance of the Sub-Accounts to which you have allocated your premiums and Policy Value. The Policy provides you with an opportunity to take advantage of any increase in your Policy Value but you also bear the risk of any decrease.

Because the Policy is designed to provide benefits on a long-term basis and is not intended for short-term investing, the Policy may not be appropriate for those who have a short-term investment horizon.

Q: What are the Premiums for this Policy?

A: The Policy is designed to be flexible to meet your specific life insurance needs. You have the flexibility to choose the investment options and premiums you pay.

Premium is an amount you pay to the Company to establish and maintain life insurance coverage. The minimum initial premium will vary based on various factors, including the age of the Insured. Thereafter, you have the flexibility to choose the amount and timing of premium payments, within certain limits. Before your premiums are allocated to a Sub-Account, we deduct a premium expense charge.

You may establish a planned periodic premium. You are not required to pay the planned periodic premium and we will not terminate your Policy merely because you did not. However, payment of insufficient premiums may result in a Lapse of the Policy. Your Policy could Lapse if the value of your Policy becomes too low to support the Policy’s monthly charges.

You may allocate premium to your choice of numerous different investment options available in the Sub-Accounts, as well as a Fixed Account, within your Policy. The Sub-Accounts are separate divisions of the Variable Account (Protective Variable Life Separate Account) that invest in a particular Fund (an underlying mutual fund).

ADDITIONAL INFORMATION ABOUT EACH FUND IS PROVIDED IN AN APPENDIX TO THIS PROSPECTUS. See FUND APPENDIX – Funds Available Under the Policy.

The Fixed Account is part of the Company’s General Account, which holds all of the Company’s assets other than those held in the Variable Account or other separate accounts.

Q: What are the primary features and options that this Policy offers?

Death Benefit. Upon the death of the Insured and while the Policy is in force, we will pay a Death Benefit to your Beneficiary. The Death Benefit is the Face Amount on the Insured’s date of death or the minimum death benefit on the date of death.

Transfers. At any time after the Cancellation Period (period during which the Owner may return the Policy for a refund), you may transfer Policy Value among the Sub-Accounts and the Fixed Account, subject to restrictions on the amount and frequency of transfers. The Company also may restrict or refuse to honor frequent transfers, including “market timing” transfers.

Withdrawals. You may Request a partial withdrawal of your Policy at any time after the first Policy Year. The amount of any partial withdrawal must be at least $500. We will charge an administrative fee not greater than $25 per withdrawal on partial withdrawals. Withdrawals may have tax consequences.

Surrender Benefit. The Owner may surrender this Policy for the surrender benefit. The surrender benefit is the Surrender Value on the date of surrender. The Surrender Value is the Cash Value minus Policy Debt and any liens for payments made under an accelerated death benefit rider or endorsement, plus accrued interest. All coverage will end on the effective date of surrender of the Policy. No Death Benefits will be paid after the effective date of surrender of the Policy. Surrenders may have tax consequences.

Loans. While the Policy is in force, the Owner may obtain a loan on the security of the Policy. Policy loan amounts will be withdrawn first on a pro rata basis from the Sub-Accounts and/or Fixed Account unless the Owner specifies otherwise.

Loans may be treated as taxable income if your Policy is a “modified endowment contract” (“MEC”) for federal income tax purposes. See “Tax Considerations”.

Additional Benefits. The following additional benefits are available:

Long-Term Care Rider (Automatically included): This endorsement provides for a monthly benefit payment to the Owner if the Insured has qualifying long term care expenses and all the terms and conditions of the endorsement are met.

Terminal Illness Accelerated Death Benefit Endorsement (Automatically included): This endorsement provides for an accelerated Death Benefit payment to the Owner if the Insured has a qualifying terminal illness and all the terms and conditions of the endorsement are met.

Lapse Protection Endorsement (Automatically included): This rider guarantees that your Policy will not Lapse during the Maximum Lapse Protection Period set forth in your Policy Schedule as long as all of the terms and conditions of this rider are met.

Long-Term Care Inflation Protection Option: This provides a 5% compound increase on each Policy Anniversary with no Evidence of Insurability on each Policy Anniversary. The increase purchased on each Policy Anniversary will be factored into the calculation of certain benefit values under the Long-Term Care Rider. The increase must be elected each Policy Anniversary. There is an additional monthly charge for this optional benefit rider.

Dollar Cost Averaging: This program allows for the systematic and automatic transfer, on a monthly or quarterly basis, of specified dollar amounts from a Sub-Account or the Fixed Account to one or more other specified Sub- Accounts.

Portfolio Rebalancing: This program allows for the automatic transfer, on a quarterly, semi-annual or annual basis, of Variable Account Value among specified Sub-Accounts to maintain a particular percentage allocation of Variable Account Value.

See “OTHER BENEFITS AVAILABLE UNDER THE POLICY” and “SUPPLEMENTAL RIDERS AND ENDORSEMENTS” in the Prospectus for details on obtaining optional benefits.

STANDARD DEATH BENEFITS

As long as the Policy remains in force, Protective Life will pay the Death Benefit Proceeds upon receipt at the Home Office of Due Proof of Death of the Insured. Protective Life may require return of the Policy. The Death Benefit Proceeds are paid to the primary Beneficiary or a contingent Beneficiary. The Owner may name one or more primary or contingent Beneficiaries. Unless designated irrevocably, the Owner may change the Beneficiary by Written Notice prior to the death of any Owner. If no Beneficiary survives the Insured, the Death Benefit Proceeds are paid to the Owner or the Owner’s estate. Death Benefit Proceeds are paid in a lump sum or under a settlement option. Payment of the Death Benefit Proceeds may have tax consequences. See “Tax Considerations — Tax Treatment of Life Insurance Death Benefit Proceeds” in the Prospectus.

Please note that any Death Benefit payment we make in excess of the Variable Account Value, including payments under any rider, is subject to our financial strength and claims-paying ability.

Calculation of Death Benefit Proceeds

The Death Benefit Proceeds are equal to the Death Benefit calculated as of the date of the Insured’s death, plus benefits under any supplemental riders or endorsements, minus (1) any Policy Debt on that date, (2) any liens for payments made under an accelerated death benefit rider or endorsement including accrued interest, and (3) any past due Monthly Deductions if the Insured died during the grace period.

Federal Tax Compliance Tests. Under Section 7702 of the Internal Revenue Code, a Policy will generally be treated as life insurance for federal tax purposes if, at all times, it satisfies one of two federal tax compliance tests: (1) the Guideline Premium Limitation/Cash Value Corridor Test, and (2) the Cash Value Accumulation Test. This Policy will only be issued using the Cash Value Accumulation Test.

The Cash Value Accumulation Test (“CVAT”) does not have a premium limit, but does have a requirement that the Death Benefit be at least a certain percentage (varying based on the Attained Age, duration at death, sex and rate class of the Insured) of the Policy Value. The CVAT may require the Policy to have a higher Death Benefit relative to the Policy’s cash value in later Policy Years, however, which could increase the mortality charges that will apply in those later years.

Under this Policy, which provides a level Death Benefit, your Death Benefit will generally be the Face Amount. However, the Death Benefit may vary based on the Policy Value if the minimum death benefit is greater than the Face Amount under the Policy.

The Death Benefit Proceeds are payable when Protective Life receives a properly completed claim form and Due Proof of Death of the Insured while the Policy is in force. The Death Benefit Proceeds will be paid to the Beneficiary, or Beneficiaries, in a lump sum, unless a Settlement Option has been selected. If there is more than one Beneficiary, each Beneficiary must submit instructions in Good Order specifying the manner in which they wish to receive their portion of the Death Benefit Proceeds. The Death Benefit Proceeds are determined as of the date of the Insured’s death and are moved to the General Account until payment is made. Protective Life will pay interest on the Death Benefit Proceeds payable to each Beneficiary determined in accordance with applicable state law to the date of payment.

Cash Value Accumulation Test. This Policy is issued under the Cash Value Accumulation Test. The Death Benefit is determined as follows: the Death Benefit is the greater of: (1) the Face Amount under the Policy on the date of the Insured’s death, or (2) the minimum death benefit described below.

The minimum death benefit at any time is the amount of level death benefit that the Policy Value would purchase if paid as a net single premium at such time. Such net single premium is determined according to the Cash Value Accumulation Test prescribed under Section 7702 of the Internal Revenue Code, as amended or its successor, if such amendment or successor is applicable to the Policy.

For purposes of determining this net single premium, the mortality charges taken into account generally are the maximum mortality charges guaranteed under the Policy. Such charges do not, however, exceed the maximum charges permitted to be taken into account under the Cash Value Accumulation Test of Section 7702. In determining the net single premium, the interest rate taken into account is the greater of an annual effective interest rate specified in the Code or the annual effective credited interest rate or rates guaranteed on issuance of the Policy. For purposes of calculating the Cash Value Accumulation Test, the Policy is deemed to mature on the date the Insured reaches Attained Age 100, and the Policy Value deemed to exist on such date shall not exceed the least amount payable as a death benefit at any time under the Policy.

Changing the Face Amount

On or after the first Policy Anniversary, the Owner may Request an increase in the Face Amount. The Request must be received in writing in Good Order at the Home Office.

Settlement Options

The Company offers a variety of ways of receiving proceeds payable under the Policy, such as on surrender or death, other than in a lump sum. Settlement options must be elected by Written Notice in Good Order received by Protective Life at the Home Office. The Owner may elect settlement options during the Insured’s lifetime; Beneficiaries may elect settlement options thereafter if Death Benefit Proceeds are payable in a lump sum. The effective date of an option applied to Death Benefit Proceeds is the date the Due Proof of Death of the Insured is received at the Home Office. The effective date of an option applied to Surrender Value is the effective date of the surrender where a settlement option has been elected. We will pay the Death Benefit Proceeds to the Beneficiary in a lump sum, unless a Settlement Option has been selected. If the Primary or Contingent Beneficiary is not living, or if no Beneficiary has been designated, We will pay the Owner or Owner’s estate.

OTHER BENEFITS AVAILABLE UNDER THE POLICY

In addition to the standard Death Benefits associated with your Policy, other standard and optional benefits may also be available to you. The following table summarizes information about these optional benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.

Name of Benefit	Purpose	Is Benefit Standard or Optional?	Brief Description of Restrictions/Limitations
Long-Term Care Rider	Provides access to Death Benefit proceeds and extended benefit pool if the Insured has been certified by a Licensed Health Care Practitioner as chronically ill as defined in the rider.	Standard

•         Automatically issued on your Policy if eligibility requirements are met. The Policy will not be issued without this rider.

•         Additional cost applies.

•         Subject to the eligibility and other conditions for benefits as described in the rider. Some of the conditions include the Insured being certified as chronically ill and meeting the 90-day Elimination Period before benefits are payable.

•         Chronic Illness must be certified by a Licensed health care practitioner (not including the Owner, Insured, or a family member).

•         Benefit payments are made monthly and may not cover all long-term care expenses incurred.

•        If an LTC claim is made and benefit payments are in effect, no claims may be filed under the Terminal Illness Accelerated Death Benefit Endorsement.

•         If a Policy Loan or partial withdrawal is taken while the rider is in Active Claim Status, this rider will terminate.

Name of Benefit	Purpose	Is Benefit Standard or Optional?	Brief Description of Restrictions/Limitations
Long-Term Care Inflation Protection Option	On each Policy Anniversary where this increase is purchased, this protection will provide for a 5% compound increase on each Policy Anniversary that will be factored into the calculation of various values used to calculate benefits under the Long-Term Care Rider.	Optional

•         This rider must be elected at Policy issue.

•         Additional cost applies.

•         On each Policy Anniversary, the increase provided for under this rider must be elected and purchased.

•         If you decline to purchase any increase under this rider on a Policy Anniversary, you will no longer have the right to purchase increases on any future Policy Anniversary.

Terminal Illness Accelerated Death Benefit Endorsement (Automatically included at Policy Issue)	Provides for an accelerated death benefit payment (with certain exclusions), to the Owner if the Insured has a qualifying terminal illness.	Standard

•   Maximum aggregate amount of payments that will be paid under this rider for all policies issued by the Company or an affiliate company on the life of the same insured person is equal to:

•   The lesser of 60% of the current face amount of the Policy or $1,000,000; minus

•   Any outstanding lien amount against the Policy resulting from any other accelerated death benefit rider or endorsement attached to the Policy.

•   Minimum acceleration permitted is $15,000

•   The Death Benefit will be reduced by the amount of any acceleration taken, plus accumulated interest.

•   Any acceleration taken will reduce the amount available for Policy Loans and withdrawals.

Name of Benefit	Purpose	Is Benefit Standard or Optional?	Brief Description of Restrictions/Limitations
Lapse Protection Endorsement (Automatically issued with this Policy)	Guarantees that your Policy will not Lapse during the Maximum Lapse Protection Period set forth in your Policy Schedule.	Standard

•    The Minimum Monthly Requirement will vary by Policy benefits, Issue Age, sex and rate class of the Insured.

•    Any change in the benefits provided by this Policy made subsequent to the Policy Effective Date and during the Maximum Lapse Protection Period, may result in a change to the Minimum Monthly Requirement associated rates and values shown in the Policy Schedule.

Dollar-Cost Averaging	Allows for the systematic transfer of specified dollar amounts from a Sub- Account or the Fixed Account to one or more other specified Sub- Accounts.	Optional	• No transfers may be made into the Fixed Account. • Dollar-cost averaging may be elected for periods of at least 6 months and no longer than 48 months.

Portfolio Rebalancing	Allows for the automatic transfer, on a regular basis, of Variable Account Value among specified Sub-Accounts to maintain a specified percentage allocation of Variable Account Value.	Optional	• Rebalancing transfers cannot be made into Fixed Account. • Minimum Variable Account Value of $100 required.
Policy Loans	Allows Owner to borrow from Policy’s Cash Value.	Standard

•   Not available during the first Policy Year.

•   Maximum loan amount is 99% of Cash Value.

•   Minimum loan amount is $500.

•   Certain Policy loans may be taxable. You should consult a tax adviser as to the tax consequences of taking a Policy loan.

•  If a Policy Loan is taken while the Long-term Care Rider is in active claim status, the rider will terminate.

BUYING THE POLICY

Purchasing a Policy

For insurance coverage to take effect under a Policy, you must submit a completed application and at least the minimum initial premium payment through a licensed representative of Protective Life who is also a registered representative of a broker-dealer having a distribution agreement with Investment Distributors, Inc. Protective Life requires satisfactory Evidence of Insurability, which may include a medical examination of the Insured. Generally, Protective Life will issue a Policy covering an Insured up to age 70 if Evidence of Insurability satisfies Protective Life’s underwriting rules. Minimum age requirements may apply. Acceptance of an application depends on Protective Life’s underwriting rules, and Protective Life may reject an application for any reason. With your consent, a Policy may be issued on a basis other than that applied for (e.g., on a higher premium class basis due to increased risk factors). A Policy is issued after Protective Life approves the application. Payment of Premium is not a requirement to issue a Policy but your insurance will not take effect until you pay your minimum initial premium. Premium may be collected at the time of Policy delivery.

Insurance coverage under a Policy begins on the Policy Effective Date. Temporary life insurance coverage also may be provided under the terms of a temporary insurance agreement. Under such agreements, the total amount of insurance which may become effective prior to the Policy Effective Date may not exceed $500,000 (including the amount of any life insurance and accidental death benefits then in force or applied for with the Company), may be dependent on satisfactory underwriting and other conditions and may not be in effect for more than 60 days. In addition, such agreement may not be issued on proposed Insureds under 15 days of age.

In order to obtain a more favorable Issue Age, Protective Life may permit the Owner to “backdate” a Policy by electing a Policy Effective Date up to six months prior to the date of the original application, subject to state requirements (3 months in Ohio, not allowed in Montana). Charges for the Monthly Deduction for the backdated period are deducted as of the Policy Effective Date and the calculation of the Policy’s lapse protection will include the Minimum Monthly Premiums for the backdated period.

The Owner of the Policy may exercise all rights provided under the Policy. The Insured is the Owner, unless a different person or entity is named as Owner in the application. By Written Notice received by Protective Life at the Home Office while the Insured is living, the Owner may name a contingent Owner or a new Owner. If there are joint Owners, all Owners must authorize the exercise of any right under the Policy. Unless the Owner provides otherwise, in the event of one joint Owner’s death, ownership passes to any surviving joint Owner(s). Unless a contingent Owner has been named, ownership of the Policy passes to the estate of the last surviving Owner upon his or her death. A change in Owner may have tax consequences. See “Tax Considerations — Other Considerations” in the Prospectus.

Fees, charges and benefits available under the Policy may vary depending on the state in which the Policy is issued.

Minimum Initial Premium. The minimum initial premium required depends on a number of factors, including the age, sex and rate class of the proposed Insured, the Initial Face Amount requested by the applicant, any supplemental riders requested by the applicant and the planned periodic premiums that the applicant selects. Consult your sales representative for information about the initial premium required for the coverage you desire.

Planned Periodic Premiums. In the application the Owner selects a plan for paying level premiums at specified intervals (i.e., quarterly, semi-annually or annually). At the Owner’s election, we will also arrange for payment of planned periodic premiums on a monthly basis (on any day except the 29th, 30th, or 31st of a month) under a pre-authorized payment arrangement. You are not required to pay premiums in accordance with these plans. You can pay more or less than planned or skip a planned periodic premium entirely. See “Lapse and Reinstatement.” Subject to the limits described below, you can change the amount and frequency of planned periodic premiums at any time by Written Notice to Protective Life at the Home Office. Additional premiums may be required to maintain the Policy, depending on a number of factors including past premiums paid, investment experience and loans and/or withdrawals on the Policy.

Unless you have arranged to pay planned periodic premiums by pre-authorized payment arrangement or have otherwise requested, you will be sent reminder notices for planned periodic premiums.

Unscheduled Premiums. Subject to the limitations described below, additional unscheduled premiums may be paid in any amount and at any time. By Written Notice to Protective Life at the Home Office, the Owner may specify that all unscheduled premiums are to be applied as repayments of Policy Debt, if any, otherwise any unscheduled premiums are allocated to the Sub-Accounts based on the most recent allocation instructions we have on file.

Premium Limitations. Premiums are accepted until Attained Age of 121. Premiums may be paid by any method acceptable to Protective Life. If by check, the check must be from an Owner (or the Owner’s designee other than a sales representative), payable to Protective Life, and be dated prior to its receipt at the Home Office.

Additional limitations apply to premiums. Premium payments must be at least $150 ($50 if paid monthly by a pre-authorized payment arrangement) and must be remitted to the Home Office. Protective Life also reserves the right to limit the amount and frequency of any premium payment. In addition, at any point in time aggregate premiums paid under a Policy may not exceed limitations for life insurance policies as set forth in the Internal Revenue Code. See “Tax Considerations” in the Prospectus and the discussion of Cash Value Accumulation Test under “Calculation of Death Benefit Proceeds.” Protective Life will immediately refund any portion of any premium payment, with interest thereon, that is determined to be in excess of the limits established by law to qualify a Policy as a contract for life insurance. Protective Life will also monitor Policies and will attempt to notify the Owner on a timely basis if his or her Policy is in jeopardy of becoming a modified endowment contract under the Internal Revenue Code, if applicable. See “Tax Considerations” in the Prospectus.

Premium Payments Upon Increase in Face Amount. Depending on the Policy Value at the time of an increase in the Face Amount and the amount of the increase requested, an additional premium payment may be necessary to keep the Policy in force or a change in the amount of planned periodic premiums may be advisable. You will be notified if a premium payment is necessary or a change is appropriate.

Net Premium Allocations

You must indicate in the application how Net Premiums are to be allocated to the Sub-Accounts and/or to the Fixed Account. These allocation instructions apply to both initial and subsequent Net Premiums. You may change the allocation instructions in effect at any time by Written Notice to Protective Life at the Home Office or by telephone, facsimile, automated telephone system, or via the Internet at www.protective.com. Whole percentages must be used. The sum of the allocations to the Sub-Accounts and the Fixed Account must be equal to 100% of any Net Premiums. Protective Life reserves the right to establish (i) a limitation on the number of Sub-Accounts to which Net Premiums may be allocated and/or (ii) a minimum allocation requirement for the Sub-Accounts and the Fixed Account.

For Policies issued in states where, upon cancellation during the Cancellation Period, Protective Life returns at least your premiums, Protective Life reserves the right to allocate your initial Net Premium (and any subsequent Net Premiums paid during the Cancellation Period) to the Invesco V.I. U.S. Government Money Portfolio Sub-Account or the Fixed Account until the expiration of the number of days in the Cancellation Period plus 6 days starting from the date that the Policy is mailed from the Home Office. Thereafter, the Policy Value in the Invesco V.I. U.S. Government Money Portfolio Sub-Account or the Fixed Account and all Net Premiums will be allocated according to your allocation instructions then in effect.

If Protective Life receives a premium payment at the Home Office before 3:00 P.M. Central Time, Protective Life will process the payment as of the Valuation Day it is received. Protective Life processes premium payments received at the Home Office at or after 3:00 P.M. Central Time as of the next Valuation Day. However, premium will not be accepted in connection with an increase in Face Amount until underwriting has been completed. When approved, Net Premium received will be allocated in accordance to your allocation instructions then in effect.

Unless designated by the Owner as a loan repayment, premiums received from Owners (other than planned periodic premiums) are treated as unscheduled premiums.

Protective Life reserves the right to limit the amount and frequency of planned periodic premiums and additional unscheduled premiums (each an “additional premium”) under the Policy or the amount and frequency of Net Premiums that may be allocated to the Fixed Account at any time. Protective Life also reserves the right to refuse to accept such additional premium under the Policy or allocate additional Net Premium to the Fixed Account at any time without prior notice. In all cases, Protective Life will accept additional premium necessary to prevent the Policy from lapsing. Protective Life will attempt to notify the Owner that a premium payment may result in a Policy becoming a Modified Endowment Contract (“MEC”), and will accept the premium payment unless otherwise instructed by the Owner. If a premium payment would cause the Policy to no longer qualify as life insurance under the Internal Revenue Code, the Company will refuse to accept the premium payment.

If mandated by law, we may reject a premium payment. We may also provide information about you and your account to a government regulator.

HOW YOUR POLICY CAN LAPSE

Lapse

Failure to pay planned periodic premiums will not necessarily cause a Policy to Lapse (terminate without value). Paying all planned periodic premiums will not necessarily prevent a Policy from lapsing. Except when the Lapse Protection Endorsement is in effect, a Policy will Lapse if its Policy Value less the Surrender Charge and Policy Debt is insufficient to cover the Monthly Deduction on the Monthly Anniversary Day. Absent any lapse protection, if the Surrender Value on any Monthly Anniversary Day is less than the amount of the Monthly Deduction due on that date, the Policy will be in default and a grace period will begin. This could happen if investment experience has been sufficiently unfavorable that it has resulted in a decrease in Surrender Value or the Surrender Value has decreased because you have not paid sufficient Net Premiums to offset prior Monthly Deductions.

You have a 61-day grace period to make a payment of Net Premium at least sufficient to cover the current and past-due Monthly Deductions. Protective Life will send you, at your last known address and the last known address of any assignee of record, notice of the premium required to prevent Lapse. A Policy will remain in effect during the grace period. If the Insured should die during the grace period, the Death Benefit Proceeds payable to the Beneficiary will reflect a reduction for the Monthly Deductions due on or before the date of the Insured’s death as well as any unpaid Policy Debt or liens (including accrued interest). See “Calculation of Death Benefit Proceeds.” Unless the premium stated in the notice is paid before the grace period ends, the Policy will Lapse. A Policy Lapse may have tax consequences. See “Tax Considerations” in the Prospectus.

Age 121. On and after the Policy Anniversary when the Insured is age 121, the Policy will not enter the grace period or Lapse and the Death Benefit will remain in effect, regardless of your Surrender Value.

Lapse Protection. Lapse protection is provided by the Lapse Protection Endorsement that is automatically added to the Policy on the Issue Date. For additional information about the Lapse Protection Endorsement, see “OTHER BENEFITS AVAILABLE UNDER THE POLICY” and “SUPPLEMENTAL RIDERS AND ENDORSEMENTS” in the Prospectus.

Reinstatement

An Owner may reinstate a Policy within 5 years of its Lapse provided that: (1) a request for reinstatement is made by Written Notice received by Protective Life at the Home Office, (2) the Insured is still living, (3) the Owner pays Net Premiums equal to (a) all Monthly Deductions that were due but unpaid during the grace period, and (b) which are at least sufficient to keep the reinstated Policy in force for three months, (4) the Insured provides Protective Life with satisfactory Evidence of Insurability, (5) the Owner repays or reinstates any Policy Debt and/or lien (including accrued interest) which existed at the end of the grace period; and (6) the Policy has not been surrendered. The “Approval Date” of a reinstated Policy is the date that Protective Life approves the Owner’s request for reinstatement and requirements 1-6 above have been met.

MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY

Surrender Privileges

At any time while the Policy is still in force and while the Insured is still living, you may surrender your Policy for its Surrender Value. Surrender Value is determined as of the end of the Valuation Period during which the Written Notice in Good Order requesting the surrender, the Policy and any other required documents are received by Protective Life at the Home Office. Valuation Periods end at the close of regular trading on the New York Stock Exchange, which is generally at 3:00 p.m. Central Time. Protective Life will process any surrender request in Good Order received at the Home Office at or after the end of the Valuation Period on the next Valuation Day. A Surrender Charge may apply. The Surrender Value is paid in a lump sum unless the Owner requests payment under a settlement option. Payment is generally made within 7 calendar days. All coverage and optional benefits will end on the effective date of surrender of the Policy. No Death Benefits will be paid after the effective date of the Policy surrender. A Policy which terminates upon surrender cannot later be reinstated. Surrenders may have tax consequences. See “Tax Considerations.”).

Withdrawal Privileges

At any time after the first Policy Year, an Owner, by Written Notice in Good Order received at the Home Office, may make a withdrawal of Surrender Value of not less than $500. Protective Life will withdraw the amount requested, plus a withdrawal charge and, if applicable, a Surrender Charge, from unloaned Policy Value as of the end of the Valuation Period during which the Written Notice in Good Order is received at the Home Office. Valuation Periods end at the close of regular trading on the New York Stock Exchange, which is generally at 3:00 p.m. Central Time.

Protective Life will process any withdrawal request in Good Order received at the Home Office at or after the end of the Valuation Period on the next Valuation Day.

The Owner may specify the amount of the withdrawal to be made from any Sub-Account or the Fixed Account. If the Owner does not so specify, or if the Sub-Account Value or Fixed Account Value is insufficient to carry out the request, the withdrawal from each Sub-Account and the Fixed Account is based on the proportion that such Sub-Account(s) Value and Fixed Account Value bears to the total unloaned Policy Value on the Valuation Day immediately prior to the Withdrawal. Payment is generally made within seven calendar days.

Protective Life will reduce the Face Amount by the amount withdrawn if total withdrawals in a Policy Year exceed $5,000. The Company reserves the right to increase or decrease the amount of total withdrawals that will not result in a reduction of the Face Amount, or terminate the ability to withdraw any amount that does not trigger a reduction in the Face Amount. Protective Life may reject a withdrawal request if the withdrawal would reduce the Face Amount below the minimum amount for which the Policy would be issued under Protective Life’s then-current rules, or if the withdrawal would cause the Policy to fail to qualify as a life insurance contract under applicable tax laws, as interpreted by Protective Life. If the Face Amount at the time of the withdrawal includes increases from the Initial Face Amount and the withdrawal requires a decrease of Face Amount, the reduction is made first from the most recent increase, then from prior increases, if any, in reverse order of their being made and finally from the Initial Face Amount. Withdrawals may have tax consequences. See “Tax Considerations.”

FEE TABLE

The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering the Policy. If the amount of a charge depends on the personal characteristics of the Insured, then the fee table lists the minimum and maximum charges we assess under the Policy, and the fees and charges of a representative Insured with the characteristics set forth in the table. These charges may not be typical of the charges you will pay. Please refer to your Policy specifications page for information about the specific fees you will pay each year based on the options you have elected. On and after the Policy Anniversary when the Insured is age 121, we do not deduct any fees and charges other than the interest charged on loans (if a loan is outstanding).

The first table describes the fees and expenses that you will pay at the time that you pay premiums, surrender the Policy, allow the Policy to Lapse, decrease the Initial Face Amount, transfer Policy Value among the Sub-Accounts and to and from the Fixed Account, and make withdrawals.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge
Premium Expense Charge:	Upon receipt of each premium payment	5% of each premium payment	3.5% of each premium payment

Surrender Charge: (1)
Minimum and Maximum Charge	At the time of any (i) surrender; Lapse; or (ii) decrease in the Initial Face Amount which may occur if a withdrawal is made during the first 14 Policy Years	$3.00 – $57.75 per $1,000 of Initial Face Amount or decrease in Initial Face Amount, as applicable	$3.00 – $57.75 per $1,000 of Initial Face Amount or decrease in Initial Face Amount, as applicable

Charge for a 49 year old male in the standard unismoke class during the first Policy Year	At the time of any (i) surrender; Lapse; or (ii) decrease in the Initial Face Amount which may occur if a withdrawal is made during the first 14 Policy Years	$40.75 per $1,000 of Initial Face Amount or decrease in Initial Face Amount, as applicable	$40.75 per $1,000 of Initial Face Amount or decrease in Initial Face Amount, as applicable

(1)	The Surrender Charge varies based on individual characteristics such as the Insured’s Issue Age, sex and rate class, and decreases each Policy Year until it reaches zero after the fourteenth Policy Year. The Surrender Charge shown in the table may not be typical of the charges you will pay. Your Policy’s specification page will indicate the charges applicable to your Policy, and more detailed information concerning these charges is available on request from our Home Office.

Transaction Fees
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge
Transfer Fee: (2)	Upon each transfer in excess of 12 in a Policy Year	$25 per transfer	$0 per transfer

Withdrawal Charge:	At the time of each withdrawal of Policy Value	The lesser of 2.0% of the amount withdrawn or $25	The lesser of 2.0% of the amount withdrawn or $25

(2)	Protective Life currently does not assess the transfer fee, but reserves the right to do so in the future for each transfer after the first 12 transfers in any Policy Year. We will give written notice at least thirty (30) days before we impose a transfer fee. See “CHARGES AND DEDUCTIONS, Transfer Fee” in the Prospectus.

The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including the Funds’ fees and expenses.

Periodic Charges Other Than Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge
Base Contract Charge:
Cost of Insurance: (1) (2)
Minimum and Maximum Charge	On the Policy Effective Date and each Monthly Anniversary Day	$0.01-$83.33 per $1,000 of Net Amount at Risk (2)	$0.00-$70.46 per $1,000 of Net Amount at Risk (2)
Charge for a 49 year old male in the standard unismoke rate class during the first Policy Year with a Face Amount of $100,000.	On the Policy Effective Date and each Monthly Anniversary Day	$0.23 per $1,000 of Net Amount at Risk	$0.03 per $1,000 of Net Amount at Risk

(1)	Cost of insurance charges vary based on individual characteristics such as the Insured’s Issue Age, sex and rate (i.e., underwriting) class and the number of years that the Policy has been in force, Face Amount, and the Net Amount at Risk on either the Policy Effective Date or the applicable Monthly Anniversary Date. The charge generally increases with Issue Age. In determining current cost of insurance charges, we may consider a variety of factors, including those unrelated to mortality experience. The cost of insurance charges shown in the table may not be typical of the charges you will pay. Your Policy’s specification page will indicate the guaranteed cost of insurance charges applicable to your Policy, and more detailed information concerning your cost of insurance charges is available on request from our Home Office. Also, before you purchase the Policy, you may request personalized illustrations of hypothetical future benefits under the Policy based upon the Issue Age, sex and rate classification of the Insured, and the Face Amount, planned premiums, and riders requested. The cost of insurance charge shown in the above table has been rounded to the nearest hundredth. See “Charges and Deductions-Monthly Deduction”.
(2)	See definition of Net Amount at Risk in the Special Terms.

Periodic Charges Other Than Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge
Mortality and Expense Risk Charge:	On the Policy Effective Date and each Monthly Anniversary Day	0.05% multiplied by the Variable Account Value, which is equivalent to an annual rate of 0.60% of such amount	0.017% multiplied by the Variable Account Value, which is equivalent to an annual amount of 0.204% for 10 Policy Years; 0.008% multiplied by the Variable Account Value, which is equivalent to an annual amount of 0.096% for each Policy Year thereafter.

Standard Administrative Fee:	On the Policy Effective Date and each Monthly Anniversary Day	$9.00	$9.00

Administrative Charge: (3)

Minimum and Maximum Charge	On the Policy Effective Date and each Monthly Anniversary Day	$0.36-$3.89 per $1,000 of Initial Face Amount	$0.29-$2.72 per $1,000 of Initial Face Amount during the first 2 Policy Years and $0.16-$1.46 per $1,000 of Initial Face Amount thereafter
Charge for a 49 year old male in the standard unismoke rate class with a Face Amount of $100,000.	On the Policy Effective Date and each Monthly Anniversary Day	$1.11 per $1,000 of Initial Face Amount	$0.82 per $1,000 of Initial Face Amount during the first 2 Policy Years and $0.44 per $1,000 of Initial Face Amount thereafter

(3)	We call this the administrative charge in the Prospectus. The administrative charge varies based on the Insured’s Issue Age, sex and rate class and the Face Amount. The administrative charge will be higher in the first 2 Policy Years compared to thereafter. The administrative charge shown in the table may not be typical of the charges you will pay. Your Policy’s specification page will indicate the guaranteed charges applicable to your Policy, and more detailed information concerning these charges is available on request from our Home Office.

Periodic Charges Other Than Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge
Administrative Charge For Face Amount Increases: (4)

Minimum and Maximum Charge	On the Effective Date of the increase and the subsequent 11 Monthly Anniversary Days	$1.95 – $4.95 per $1,000 of any increase in Face Amount	$1.95 – $4.95 per $1,000 of any increase in Face Amount
Charge for a 49 year old male in the standard unismoke rate class	On the Effective Date of the increase and the subsequent 11 Monthly Anniversary Days	$3.45 per $1,000 of any increase in Face Amount	$3.45 per $1,000 of any increase in Face Amount

Long-Term Care Rider Charge (5)
Minimum and Maximum Charge	On each Monthly Anniversary Day starting from the Effective Date	The Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.05 -$2.07 plus the Current LTC Benefit Pool less the Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.05 - $2.07	The Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.05 -$2.07 plus the Current LTC Benefit Pool less the Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.05 - $2.07
Charge for a 49 year old male in the standard unismoke rate class with a Face Amount of $100,000	On each Monthly Anniversary Day starting from the Effective Date	The Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.19 plus the Current LTC Benefit Pool less the Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.19	The Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.19 plus the Current LTC Benefit Pool less the Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.19

(4)	The administrative charge for Face Amount increases varies based on the Insured’s Issue Age, sex, and rate class. The administrative charge shown in the table may not be typical of the charges you will pay. Your Policy’s specification page will indicate the charges applicable to your Policy, and more detailed information concerning these charges is available on request from our Home Office.
(5)	The charge for the Long-Term Care Rider varies based on the Insured’s Issue Age, sex, rate class, and the Long-Term Care Inflation Protection Option if elected. The rider charge shown for the representative insured may not be typical of the charges you will pay. Your Policy’s specification page will indicate the charges applicable to your Policy, and more detailed information concerning these charges is available on request from our Home Office. If the rider is in Active Claim Status, the monthly charge for this rider will be waived.

Periodic Charges Other Than Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge
Optional Benefit Charges:
Long-Term Care Inflation Protection Option (#)	On the Policy Effective Date and each Monthly Anniversary Day when Inflation Protection Option is selected	The Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.00 -$0.50	The Base LTC Benefit Pool divided by 1,000 and that result multiplied by $0.00 -$0.50

Net Cost of Loans (6)	On each Policy Anniversary, as applicable (7)	2.00% (annually) in Policy Years 1 through 10; 0.25% in Policy Years 11 and thereafter for both standard and carry-over loans.	2.00% (annually) for standard loans, 1.00% for carry-over loans in Policy Years 1 through 10; 0% for all loans (standard and carry-over) in Policy Years 11 and thereafter

(6)	The Net Cost of Loans is the difference between the rate of interest we charge you for a loan and the rate of interest we credit based upon the amount in your Loan Account. We charge interest daily on any outstanding loan at the following effective annual rates: (a) 5.00% current (5.00% guaranteed) for standard loans in Policy Years 1-10; (b) 4.00% current (5.00% guaranteed) for carry-over loans in Policy Years 1-10; and (c) 3.00% current (3.25% guaranteed) for all loans (standard and carry-over) in Policy Years 11 and greater. We credit interest annually to the Loan Account on any outstanding loan at an effective annual interest rate of not less than 3.00% currently (3.00% guaranteed).
(7)	As long as a loan is outstanding, loan interest must be paid in arrears on each Policy Anniversary or, if earlier, on the date of loan repayment, Lapse, surrender, termination, or the Insured’s death.

Periodic Charges Other Than Series Fund Operating Expenses
Charge	When Charge is Deducted	Amount Deducted — Maximum Guaranteed Charge	Amount Deducted — Current Charge

Lapse Protection Endorsement
Minimum and Maximum Charge	Upon receipt of each premium payment	1% of each premium payment	1% of each premium payment

ANNUAL FUND EXPENSES

The next item shows the minimum and maximum total operating expenses charged by the Funds (before waiver or reimbursement) during the time you own the Policy. Expenses of the Funds may be higher or lower in the future. More detail concerning each Fund’s fees and expenses is contained in the prospectus for each Fund. A complete list of Funds available under the Policy, including their annual expenses, may be found at the back of this document. See “FUND APPENDIX - FUNDS AVAILABLE UNDER THE POLICY”.

Annual Fund Expenses

	Minimum		Maximum

Total Annual Fund Expenses	0.09%	–	1.18% (1)

(expenses that are deducted from Fund assets, including management fees, distribution and/or service 12b-1 fees, and other expenses)

(1) The range of Annual Fund Expenses shown here does not take into account contractual and voluntary arrangements under which the Funds’ advisers currently reimburse Fund expenses or waive fees. Please see the prospectus for each Fund for more information about that Fund’s expenses.

APPENDIX: FUNDS AVAILABLE UNDER THE POLICY

The following is a list of Funds available under the Policy. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at www.protective.com/eprospectus. You can also request this information at no cost by calling 1-800-265-1545 or by sending an email request to prospectus@protective.com.

The current expenses and performance information below reflects fees and expenses of the Funds, but do not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Asset Allocation Type	Fund - Investment Adviser; Sub-Adviser(s), as applicable	Current Expenses	Average Annual Total Returns (as of 12/31/2025)
			1 Year	5 Year	10 Year
Allocation	American Funds Insurance Series® Asset Allocation Fund - Class 1 - Capital Research and Management Company	0.29%	16.16%	9.24%	10.05%
International Equity	American Funds Insurance Series® Global Growth Fund - Class 1 - Capital Research and Management Company (1)	0.40%	21.98%	8.51%	12.46%
U.S. Equity	American Funds Insurance Series® Growth Fund - Class 1 - Capital Research and Management Company	0.33%	20.54%	13.66%	18.26%
U.S. Equity	American Funds Insurance Series® Growth-Income Fund - Class 1 - Capital Research and Management Company	0.28%	18.37%	14.19%	14.20%
International Equity	American Funds Insurance Series® New World Fund® - Class 1 - Capital Research and Management Company (1)	0.57%	28.60%	5.59%	9.53%
U.S. Equity	ClearBridge Variable Small Cap Growth Portfolio - Class I – Franklin Templeton Fund Adviser, LLC	0.81%	9.23%	-0.17%	9.38%
International Equity	Dimensional VA International Small Portfolio - Institutional Class	0.39%	36.99%	8.89%	8.68%
International Equity	Dimensional VA International Value Portfolio - Institutional Class	0.27%	45.64%	15.85%	10.46%
U.S. Equity	Dimensional VA U.S. Large Value Portfolio - Institutional Class	0.21%	15.83%	11.97%	10.51%
Taxable Bond	Dimensional VIT Inflation-Protected Securities Portfolio - Institutional Class	0.11%	7.55%	1.05%	3.12%
U.S. Equity	Fidelity® VIP Growth Opportunities Portfolio - Initial Class - FMR Investment Management (UK) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (Hong Kong) Ltd	0.56%	22.02%	11.31%	19.94%
U.S. Equity	Fidelity® VIP Index 500 Portfolio - Initial Class - Geode Capital Management, LLC	0.09%	17.78%	14.31%	14.70%
Taxable Bond	Fidelity® VIP Investment Grade Bond Portfolio - Initial Class - FMR Investment Management (UK) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (Hong Kong) Ltd	0.37%	7.22%	0.06%	2.71%
U.S. Equity	Fidelity® VIP Mid Cap Portfolio - Initial Class - FMR Investment Management (UK) Limited; Fidelity Management & Research (Japan) Limited; Fidelity Management & Research (Hong Kong) Ltd	0.55%	11.75%	10.10%	10.59%
U.S. Equity	Franklin Growth and Income VIP Fund - Class 1(1)	0.59%	16.98%	12.16%	11.39%
Allocation	Franklin Income VIP Fund - Class 1	0.47%	12.87%	7.92%	7.57%
Taxable Bond	Goldman Sachs VIT Core Fixed Income Fund - Institutional Class(1)	0.42%	7.46%	-0.57%	2.11%

U.S. Equity	Goldman Sachs VIT Mid Cap Value Fund - Institutional Class(1)	0.81%	9.39%	10.05%	10.02%
U.S. Equity	Invesco® V.I. Diversified Dividend Fund - Series I	0.68%	15.74%	10.81%	9.20%
International Equity	Invesco® V.I. Global Fund - Series I	0.81%	15.32%	7.28%	11.00%
Money Market	Invesco® V.I. U.S. Government Money Portfolio - Series I	0.67%	3.64%	2.80%	1.76%
Taxable Bond	Lord Abbett Series Fund - Bond Debenture Portfolio - Class VC	0.98%	8.33%	2.10%	4.72%
U.S. Equity	Lord Abbett Series Fund - Dividend Growth Portfolio - Class VC(1)	0.99%	15.98%	12.34%	13.06%
Taxable Bond	PIMCO VIT International Bond Portfolio (U.S. Dollar-Hedged) - Institutional Class – Pacific Investment Management Company LLC	0.94%	4.10%	1.18%	3.04%
Taxable Bond	PIMCO VIT Short-Term Portfolio - Institutional Class - Pacific Investment Management Company LLC	0.50%	4.83%	3.40%	2.91%
Taxable Bond	PIMCO VIT Total Return Portfolio – Institutional Class - Pacific Investment Management Company LLC	0.58%	9.05%	0.16%	2.51%
U.S. Equity	Putnam VT Sustainable Leaders Fund - Class IA – Franklin Advisers, Inc.; Franklin Templeton Investments Management Limited	0.63%	10.99%	10.62%	14.98%
U.S. Equity	Royce Capital Small-Cap Portfolio - Investment Class	1.18%	8.93%	10.66%	7.88%
International Equity	Templeton Emerging Markets VIP Fund - Class 1 (formerly, Templeton Developing Markets VIP Fund)	1.12%	46.64%	5.73%	10.68%
Allocation	TOPS® Aggressive ETF Portfolio - Class 1 – Valmark Advisers, Inc. - Milliman Financial Risk Management, LLC (formerly, TOPS® Aggressive Growth ETF Portfolio)	0.29%	19.17%	9.69%	10.71%
Allocation	TOPS® Conservative ETF Portfolio - Class 1 - Valmark Advisers, Inc. - Milliman Financial Risk Management LLC	0.31%	10.39%	4.61%	5.25%
Allocation	TOPS® Moderate ETF Portfolio - Class 1 - Valmark Advisers, Inc. - Milliman Financial Risk Management LLC (formerly, TOPS® Moderate Growth ETF Portfolio)	0.29%	15.50%	7.20%	8.26%
Allocation	TOPS® Moderately Aggressive ETF Portfolio - Class 1 - Valmark Advisers, Inc. - Milliman Financial Risk Management LLC (formerly, TOPS® Growth ETF Portfolio)	0.29%	18.31%	8.85%	9,80%
U.S. Equity	Vanguard Variable Insurance Funds - Equity Income Portfolio – Wellington Management Company, LLP and Vanguard Portfolio Management, LLC	0.29%	16.79%	12.59%	11.51%
International Equity	Vanguard Variable Insurance Funds - International Portfolio – Baillie Gifford Overseas Limited and Schroder Investment Management North America Inc.	0.32%	19.96%	0.62%	10.48%
U.S. Equity	Vanguard Variable Insurance Funds - PRIMECAP Portfolio (Note: Prior to May 12, 2026, this fund was named Vanguard Variable Insurance Funds – Capital Growth Portfolio)	0.34%	28.97%	13.97%	14.96%
Sector Equity	Vanguard Variable Insurance Funds - Real Estate Index Portfolio	0.26%	3.11%	4.50%	5.08%
Taxable Bond	Vanguard® Variable Insurance Funds - Short-Term Investment-Grade Portfolio	0.14%	6.85%	2.23%	2.80%

(1)	These Funds and their investment advisers have entered into contractual fee waivers or expense reimbursement arrangements. These temporary fee reductions are reflected in their annual expenses. Those contractual arrangements are designed to reduce total annual Fund operating expenses for Policy Owners and will continue past the current year.

SUMMARY PROSPECTUS BACK COVER

This Summary Prospectus incorporates by reference the prospectus for the Policy and the Statement of Additional Information (“SAI”), both dated May 1, 2026, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the statutory prospectus.

EDGAR Contract Identifier C000272129